March 7, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today announced the appointment of Raj Seshadri, president, U.S. Issuers at Mastercard, to the Board of Directors, effective June 1, 2019. Upon joining the Board, Seshadri will also become a member of the company’s Audit and Risk Committee.

“Raj brings a rare combination of skills and experience to our board including roles at global brands in marketing, sales, business strategy, asset management, wealth management, business-to-business partnerships and much more,” said Chairman and CEO Paul Reilly. “I am confident her talents and proven creativity will result in important contributions to the firm’s growth strategy in this rapidly evolving marketplace.”

Seshadri, 53, has been in her current role with Mastercard since 2016. She previously was a Managing Director at Blackrock, Inc. from 2012 to 2016, first as global chief marketing officer for iShares, and later as the leader of iShares Wealth Advisory. Her career also includes positions of increasing responsibility with Citigroup, Inc., U.S. Trust Company, and McKinsey & Company, Inc.  She was a postdoctoral fellow at AT&T Bell Laboratories.

Seshadri has served as an adjunct professor at Columbia Business School, as a trustee of Mount Holyoke College, and as a member of the management board of the Stanford Graduate School of Business. She is a David Rockefeller Fellow, and she also serves on the advisory board of SAYA (South Asia Youth Action) and on the board of the American India Foundation.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $765 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.